Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the United Fire & Casualty Company 2005 Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan of our reports, dated February 28, 2005, with respect to the consolidated financial statements and schedules of United Fire & Casualty Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and United Fire & Casualty Company management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of United Fire & Casualty Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 22, 2005